Exhibit 10.19

STANDARD INSURANCE COMPANY

RESTATEMENT OF

DEFERRED COMPENSATION PLAN

FOR DIRECTORS

Plan Effective	January 1, 1974
Plan Restated	January 1, 1988
IRS Ruling	June 29, 1989

RESTATEMENT OF DEFERRED COMPENSATION PLAN

FOR DIRECTORS

OF

STANDARD INSURANCE COMPANY

STANDARD INSURANCE COMPANY has adopted a Deferred Compensation Plan for its directors. The following is a restatement of the Deferred Compensation Plan for Directors of Standard Insurance Company which is currently in effect.

ARTICLE I

Definitions

1.1 Board. The Board shall mean the Board of Directors of Standard Insurance Company.

1.2 Director. Director shall mean an individual elected or appointed to serve on the Board of Directors of Standard Insurance Company and who is not employed by Standard.

1.3 Plan. Plan shall mean this Deferred Compensation Plan.

1.4 Participant. Participant shall mean an individual who is or has been a Director and who has elected to defer receipt of Director’s Fees pursuant to this Plan.

1.5 Director’s Fees. Director’s Fees shall mean amounts paid by Standard Insurance Company to Directors as compensation for the services rendered by the Directors in their capacity as Directors. These fees consist of an annual retainer fee and a meetings fee for each meeting of the Board or of any committee of the Board attended by the Director.

1.6 Standard. Standard shall mean Standard Insurance Company, a life insurance company organized and existing under the laws of the State of Oregon.

1.7 Total Deferred Compensation. Total Deferred Compensation shall mean with respect to each Participant the amounts deferred pursuant to Article II, plus interest accrued thereon until the time of payment of the first installment or lump sum as specified herein.

Page 1 – RESTATEMENT OF DEFERRED COMPENSATION PLAN FOR DIRECTORS

ARTICLE II

Eligibility and Amounts Deferred

2.1 Eligibility. A Director may become a Participant in this Plan by electing to defer receipt of Director’s Fees as herein provided.

2.2 Amount Deferred. Each Participant shall be entitled to defer all of his or her Director’s Fees, or just the annual retainer fee, or just the meeting fee, pursuant to this Plan.

2.3 Election. Participant shall give written notice to Standard of his or her election to defer and designating the amount to be deferred as either all annual retainer fees, all meetings fees, or all Director’s Fees. The notice shall designate the form of payment as either lump sum or a designated number, but not more than ten (10), of equal annual installments. Such notice shall be given prior to January 1 of the calendar year in which the Director’s Fees subject to deferral are to be earned, provided that a newly elected or appointed Director may give Standard a notice of election to defer prior to the commencement of his or her term on the Board of Directors. The election to defer hereunder shall continue to apply to the Director’s Fees earned after the effective date of the election until the election is amended or revoked.

2.4 Amendment and Revocation of Election. The election to defer hereunder may be revoked or amended by Participant at any time by giving written notice to Standard. A revocation shall apply only to Director’s Fees earned after the date that such notice is given to Standard. An amendment shall apply only with respect to amounts earned commencing January 1 of the calendar year following the year in which such notice is given to Standard.

ARTICLE III

Memorandum Accounts and Interest

3.1 Separate Memorandum Accounts. Standard shall maintain in its records a Separate Memorandum Account of the Director’s Fees deferred for each Participant. A credit to this Memorandum Account shall be made each month in an amount equal to the retainer fee which would otherwise be paid in cash that month, the meetings fees actually earned in such month or both, according to the fees which Participant has designated on his or her election to defer. Separate accounts shall be maintained for each Participant in the event Participant has elected different methods of payment with respect to amounts deferred under separate or amended elections.

Page 2 – RESTATEMENT OF DEFERRED COMPENSATION PLAN FOR DIRECTORS

3.2 Interest. The amount in the Memorandum Account of deferred compensation of each Participant shall be credited with interest at a rate equal to the rate Standard uses in connection with its Employees’ and Agents’ Savings Plan, said interest to be compounded annually. Interest shall continue to be credited and included within the Total Deferred Compensation between the time the Participant ceases to be a Director and the time of payment of the first installment or the lump sum as specified herein. From the time of payment of the first installment until payment of the final installment, the remaining balance of the Total Deferred Compensation shall continue to bear interest at the rate computed pursuant to this paragraph, and such interest shall be credited and paid pursuant to paragraph 4.1.

3.3 No Special Fund. The amounts deferred together with accumulated interest thereon shall not be set aside in a special fund for each Participant but rather, a bookkeeping account called a Memorandum Account shall be used by Standard for this purpose.

ARTICLE IV

Payment

4.1 Lump Sum or Installments. The amount deferred pursuant to each election to defer made by the Participant, together with the accumulated interest thereon, shall be paid to the Participant as the Participant has designated on such notice of election to defer. In the event Participant has failed to designate the method of payment with respect to any or all of the amounts, such amounts together with the accumulated interest thereon, shall be paid in ten (10) equal annual installments.

4.2 Payment Date. The lump sum payment or first installment payment as provided in paragraph 4.1 shall be payable upon the later of:

(a) The first of the month following the month during which Participant ceases to be a Director.

(b) The first of the month following the month in which Participant attains age sixty-five (65).

4.3 Death. In the event of the death of a Participant before the Total Deferred Compensation, plus all interest thereon, shall have been paid to him or her in full, the entire balance of the Total Deferred Compensation, plus all interest

Page 3 – RESTATEMENT OF DEFERRED COMPENSATION PLAN FOR DIRECTORS

thereon, shall be paid in one lump sum to such beneficiary or beneficiaries as shall have been designated by Participant by written notice given to Standard. If more than one beneficiary has been designated such amount shall be paid in equal shares to such beneficiaries or in such proportions as shall have been designated by Participant on the notice designating the beneficiaries. A designated beneficiary may be any person, including a trust. In the event Participant has made no beneficiary designation, such amount shall be paid in one lump sum to Participant’s surviving spouse. In the event Participant does not have a surviving spouse and has made no other beneficiary designation, the balance of the Total Deferred Compensation, plus all interest thereon, shall be paid in a lump sum to the person or persons (including any trustee) who are designated in Participant’s Last Will and Testament, or if Participant should die intestate, Participant’s heirs under the applicable laws of intestacy as if death had occurred as of the time such distribution is to be made. Such lump sum payment shall be made no sooner than sixty (60) days and no later than ninety (90) days after the date of death of Participant.

4.4 Incapacity. In the event that any person to whom amounts hereunder are payable is a minor, or is, in the sole determination of the Board, unable to care for his or her own affairs, any payment due shall be paid to the legal guardian or legal representative of such person, to the trustee of a trust established for the benefit of such person or, if none, to the spouse, parent, child, brother or sister of such person or such other person as the Board deems capable of receiving and administering the funds for the benefit of such person.

4.5 Acceleration in Event of Competition. Notwithstanding any other provisions of this Plan, in the event a Participant ceases to be a Director of Standard and becomes a proprietor, officer, partner or employee of, or otherwise becomes affiliated with, any business that is in competition with Standard, the unpaid balance of the Total Deferred Compensation, including interest thereon, may, in the sole discretion of the Board of Directors of Standard, be paid immediately to the Participant in a lump sum.

4.6 Withholding. Payments hereunder are subject to any requirement of withholding imposed by federal, state or local law. The decision of the Board shall be final with respect to a determination of the application of any withholding requirements and computation of amount.

Page 4 – RESTATEMENT OF DEFERRED COMPENSATION PLAN FOR DIRECTORS

ARTICLE V

Miscellaneous

5.1 Questions Determined by Board. In the event of any questions or disputes regarding the interpretation, application or administration of this Plan, the decision of the Board shall be binding on all interested parties.

5.2 Nonalienation of Payments. No Participant, spouse, legatee, or residuary legatees, as the case may be, or heirs or any other person, shall have the right to commute, encumber, assign, transfer, pledge or otherwise anticipate or dispose of the right to receive payments hereunder.

5.3 No Trust Created; Unsecured Creditors. Notwithstanding anything herein contained to the contrary, no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind or fiduciary relationship between Standard and the Participants, their designated beneficiaries or any other persons. Any deferred funds shall continue for all purposes to be part of the general assets of Standard, subject to the claims of Standard’s creditors, and Standard shall in no way be restricted with regard to the control, investment and use of such funds. To the extent that any person acquires the right to receive payment from Standard under this Plan, such right shall be no greater than the right of any unsecured general creditor of Standard.

5.4 Notice. Written notice shall be deemed to have been given on the date personally delivered or deposited in the United States mail, postage prepaid, if to a Director, to the address of the Director as shown on the records of Standard or, if to Standard, to the corporate headquarters of Standard.

5.5 Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Oregon.

5.6 Section Headings. The headings of this Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

ARTICLE VI

Amendment of Plan

The Plan may be amended in whole or in part from time to time by the Board. Notice of such amendment shall be given in writing to each Participant and, with respect to a deceased

Page 5 – RESTATEMENT OF DEFERRED COMPENSATION PLAN FOR DIRECTORS

Participant, to the person or persons entitled to payment under paragraph 4.3, provided that notice shall not be required to be given if the Total Deferred Compensation of such Participant and interest thereon has been paid.

Dated: April 10, 1989.

STANDARD INSURANCE COMPANY

	By:	/s/ Benjamin R. Whiteley
.0317h 02/06/89		President and Chief Executive Officer

Page 6 – RESTATEMENT OF DEFERRED COMPENSATION PLAN FOR DIRECTORS